Exhibit 99.1

Kimball Electronics, Inc. Releases 2021 Environmental, Social & Governance Report
JASPER, Ind., February 2, 2022 (BUSINESS WIRE)--Kimball Electronics, Inc. (Nasdaq: KE) today announced the release of its 2021 Environmental, Social & Governance (ESG) Report.
The report provides specific examples from 2021 of how Kimball Electronics has further put its long-term environmental, social, and governance principles into action to illustrate how its facilities and employees fulfill its company purpose, “Creating Quality for Life.”
“I’m proud to know that our ESG philosophies, with roots dating back to our company’s founding in 1961, are more than just words to us: they are our actual practices; they are our promises to the world,” said Chairman and CEO Don D. Charron. “Despite the challenges we face regarding the pandemic and global parts shortages, I have never doubted our people’s collective passion to do the right thing when it comes to our environmental, social, and governance practices. Their passion never falters.”

The 2021 ESG Report demonstrates how the company has enhanced its transparency regarding its policies, statements, and goals in global human rights, supply chain transparency, occupational health and safety, diversity and inclusion, progress on environmental stewardship and good governance.
The Kimball Electronics 2021 ESG Report can be found on the company’s Investor Relations website at investors.kimballelectronics.com/governance/esg-report or on the company’s Environmental, Social & Governance page at kimballelectronics.com/esg.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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